UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_____________________

Form 8-K
_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): July 19, 2018

NORTHERN POWER SYSTEMS CORP.
(Exact Name of Registrant as Specified in Charter)

British Columbia, Canada	000-55184	98-1181717
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

29 Pitman Road, Barre, Vermont 05641
(Address of Principal Executive Offices) (Zip Code)

(802) 461-2955
(Registrant's telephone number, including area code)

None
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [   ]

Item 3.02. Unregistered Sales of Equity Securities.

Northern Power Systems Corp ("Northern" or the “Company”) (TSX:NPS) announced today its intention to effect a financing pursuant to which the Company will issue Convertible Subordinated Promissory Notes (the “Notes”) (the “Financing”) to certain new investors (each a “New Investor”) as well as certain existing investors, including John Simon and Richard Hokin, who are both current and significant shareholders of the Company and members of the Company’s Board of Directors (the “Existing and Other Investors”) (the Existing and Other Investors collectively, with the New Investors, the “Investors”) pursuant to the financial hardship exemption available to companies listed on the Toronto Stock Exchange (the “TSX”) under certain circumstances. Mr. Hokin is effecting the investment through CWE II, LLC.

Under the Financing, the Company will raise C$2,647,080.04 or US$2,000,000 and potentially up to an aggregate of C$3,639,735.05 or US$2,750,000 (“Max Financing”). The New Investors have agreed to invest up to an aggregate of C$661,770.01 or US$500,000 which amount is conditioned upon the Existing Investors investing an aggregate of C$1,985,310.03 or US$1,500,000. The Investors may convert the Notes at any time into shares of the Company’s common shares (“Shares”). Interest under the Notes accrues but shall not be due and payable until the maturity date. Under the Notes the outstanding principal balance and accrued interest under each Note shall be convertible, in whole or in part, at the option of the Holder at any time prior to the Maturity Date, into shares of common stock at a per share price of C$.0675 or US$.051 (the “Conversion Price”). The Conversion Price of C$.0675 per Share or US$.051 approximately a 32.5% discount to the market price of C$.10 per Share or US$.076 per Share based on the volume weighted average trading price of the Company’s common shares on the TSX for the five trading days immediately prior to, and including, July 10, 2018. The Financing is expected to close in a series of closings the first of which will occur on July 27, 2018 (“Closing”). The term of Notes is twenty-four (24) months and the Notes bear interest of six (6%). Assuming a Max Financing, the aggregate principal under the Notes, together with the aggregate interest thereunder, if converted into common shares of the Company at the Conversion Price converts into approximately 66.57% of the expected issued and outstanding Shares on Closing on a non-diluted basis. The principal amount and aggregate interest under the Notes represents the issuance of approximately 60,392,157 Shares or approximately 253% of the currently issued and outstanding Shares on a non-diluted basis. The Notes will automatically mature and be due and payable on the 2nd year anniversary of the issuance date.  The aggregate interest due and payable under the Notes assuming interest accrues for the full two-year term of the Notes is US$330,000.

On May 29, 2018, Comerica Bank (“Comerica”) informed Northern Power Systems Corp (the “Company”) that the Company is currently not in compliance with two covenants (collectively, the “Covenants”) under that certain Amended and Restated Loan and Security Agreement by and between the Company and Comerica dated December 31, 2013 and as amended (the “Loan”). The Covenants require that the Company (i) remain the owner of unencumbered liquid assets having a value of not less than one million dollars (US$1,000,000) and (ii) hold no more than five hundred thousand dollars (US$500,000) at banks other than Comerica. The Company has been working with Comerica to obtain a limited waiver relating to the Company’s compliance with the two Covenants and is exploring with Comerica amending the Loan, including the Covenants, to facilitate the Company’s compliance with its obligations under the Loan.  As of July 18, 2018, the Company had approximately US$1.0 million in obligations outstanding under the Loan.

In connection with the Financing, Comerica agreed to forbear existing defaults and non-compliance under the Loan through end of November 2018.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

The following exhibit is furnished as part of this Report:

Exhibit Number	Description

99.1	Press release dated July 19, 2018, issued by Northern Power Systems Corp.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHERN POWER SYSTEMS CORP.

Date: July 19, 2018	By:	/s/ Ciel R. Caldwell
Ciel R. Caldwell
President and Chief Operating Officer